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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549





                           MERRILL LYNCH & CO., INC.





                                   EXHIBITS
                                      TO
                       FORM 8-A DATED February 16, 1999
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                               INDEX TO EXHIBITS
                               -----------------

Exhibit No.                                                         Page No.
----------                                                          -------

99 (A)       Preliminary Prospectus Supplement dated
             February 4, 1999, and Prospectus dated
             July 30, 1998 (incorporated by reference to registrant's filing pursuant to Rule 424 (b)).

99 (B)       Form of Note.

99 (C)       Copy of Indenture between Merrill Lynch & Co.,
             Inc. and The Chase Manhattan Bank, formerly
             Chemical Bank (successor by merger to
             Manufacturers Hanover Trust Company),
             dated as of April 1, 1983, as amended and restated.*






-------------------------
* Exhibit 99 (C) is incorporated by reference from Exhibit (3) to Registrant's Registration Statement on Form 8-A dated July 20, 1992.

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                                                                   Exhibit 99(B)


THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-                                                           2,500,000 Units
CUSIP 590188  538                                    (Each Unit representing $10
                                                 principal amount of Securities)


                           MERRILL LYNCH & CO., INC.
                  ___% STock Return Income DEbt Securities(SM)
                              due August 22, 2000
                             STRIDES Securities(SM)
                  Linked to the value of the Nasdaq-100 Index


          Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as "ML&Co.", which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the Redemption Amount (as defined below) on August 22, 2000 (the "Maturity Date") and to pay interest on the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the "Principal Amount") from February 22, 1999 (or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for), semiannually in arrears on February 22 and August 22 of each year, commencing August 22, 1999, and on the Maturity Date (each, an "Interest Payment Date"), at a rate of ___% per annum, until payment or delivery of the Redemption Amount has been made or duly provided for.




-----------------------
(SM)  Service mark of Merrill Lynch & Co., Inc.

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          Interest due and payable on this Security will be paid on each
Interest Payment Date and the Maturity Date to the persons in whose names the Securities are registered at the close of business on the February 7 and August 7 (whether or not a Business Day) immediately preceding such Interest Payment Date (a "Holder"). Interest on this Security will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day (as defined below), the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

          Payment of any interest due and payable on this Security, payment or delivery of the Redemption Amount and payment of any interest on any overdue amount thereof with respect to this Security shall be made at the office or agency of ML&Co. maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     This Security is one of the series of ML&Co.'s ___% STock Return Income DEbt Securities(SM) due August 22, 2000 (the "Securities" or "STRIDES Securities").

Payment at Maturity

     On the Maturity Date, the Holder of each Security will receive the "Redemption Amount" in cash and accrued interest from the last Interest Payment Date for which interest was paid. The Redemption Amount will be determined by the calculation agent and for each unit will equal the lesser of:


     .     $12.50 (the "Capped Value"); and

                               ( Ending Value )
     .     $10 per Unit   X    -----------------
                               ( Starting Value)


The "Starting Value" means $______. The Ending Value will be determined by the calculation agent and will equal the average (arithmetic mean) of the Closing Values (as defined below)of the Nasdaq-100 Index (the "Index") determined on each of the first five Calculation Days (as defined below) during the Calculation Period (as defined below). If there are fewer than five Calculation Days in the Calculation Period, then the Closing Values used to determine the Ending Value will equal the average (arithmetic mean) of the Closing Values of the Index on such Calculation Days, and if there is only one Calculation Day, then the Ending Value will be equal to the Closing Value of the Index on such Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will be equal to the Closing Value of the Index determined on the last scheduled Calculation Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as defined below) on such day.

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  The "Calculation Period" means the period from and including the seventh scheduled Calculation Day prior to the Maturity Date to and including the second scheduled Calculation Day prior to the Maturity Date.

  "Calculation Day" means any Index Business Day on which a Market Disruption Event has not occurred.

  "Index Business Day" means any day on which the Nasdaq Stock Market, the New York Stock Exchange and the American Stock Exchange are open for trading and the Index or any Successor Index (as defined below) is calculated and published.

  "Market Disruption Event" has the meaning as defined below under "-- Adjustments to the Index; Market Disruption Events".

  "Closing Value" means the value of the Index or any Successor Index at the close of trading on any Index Business Day.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is an Index Business Day.

     All determinations made by the calculation agent shall be at its sole discretion and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the STRIDES Securities.

Adjustments to the Index; Market Disruption Events

          If at any time the method of calculating the Index, or the value thereof, is changed in any material respect, or if the Index is in any other way modified so that such Index does not, in the opinion of the calculation agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the calculation agent shall, at the close of business in New York, New York, on each date that the Closing Value is to be calculated, make such adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index is modified so that the value of such Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Index), then the calculation agent shall adjust such Index in order to arrive at a value of the Index as if it had not been modified (e.g., as if such split had not occurred).

          "Market Disruption Event" means either of the following events; as determined by the calculation agent:

     (a) the suspension or material limitation on trading (limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent) on trading during significant market

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          fluctuations shall be considered "material" for purposes of this definition), in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise the Index; or

     (b) the suspension or material limitation on trading, in each case, for more than two hours of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Index, or options on such futures contracts, which are traded on any major U.S. exchange or (B) option contracts related to the Index which are traded on any major U.S. exchange.

     For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.


Discontinuance of the Index

          If Nasdaq discontinues publication of the Index and Nasdaq or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to herein as a "Successor Index"), then, upon the calculation agent's notification of such determination to the Trustee and ML&Co., the calculation agent will substitute the Successor Index as calculated by Nasdaq or such other entity for the Index. Upon any selection by the calculation agent of a Successor Index, ML&Co. shall cause notice thereof to be given to holders of the STRIDES Securities.

          If Nasdaq discontinues publication of the Index and a Successor Index is not selected by the calculation agent or is no longer published on any of the Calculation Days, the value to be substituted for the Index for any such Calculation Day used to calculate the Redemption Amount at maturity will be a value computed by the calculation agent for each Calculation Day in accordance with the procedures last used to calculate the Index prior to such discontinuance. If a Successor Index is selected or the calculation agent calculates a value as a substitute for the Index as described below, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists. If the calculation agent calculates a value as a substitute for the Index, "Calculation Day" shall mean any day on which the calculation agent is able to calculate such value.

          If Nasdaq discontinues publication of the Index prior to the period during which the Redemption Amount is to be determined and the calculation agent determines that no Successor Index is available at such time, then on each Index Business Day until the earlier to occur of (a) the determination of the Ending Value and (b) a determination by the calculation agent that a Successor Index is available, the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as

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if such day were a Calculation Day. The calculation agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone.

General

          This Security is one of a duly authorized issue of securities of ML&Co., issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the "Indenture"), between ML&Co. and The Chase Manhattan Bank , formerly Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as Trustee (herein referred to as the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of ML&Co., the Trustee and the Holders of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered.

          ML&Co. hereby covenants for the benefit of the Holders of the Securities, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Securities.

          The Securities are not subject to redemption by ML&Co. or at the option of the Holder prior to the Maturity Date.

  In case an Event of Default with respect to any STRIDES Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a STRIDES Security upon any acceleration permitted by the STRIDES Securities, with respect to each $10 Unit thereof, will be equal to the Principal Amount and any accrued interest due thereon.

  In case of default in payment of the STRIDES Securities (whether at any Interest Payment Date, the Maturity Date or upon acceleration), from and after any such date the STRIDES Securities shall bear interest, payable upon demand of
the beneficial owners thereof, at the rate of      % per annum (to the extent
that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the STRIDES Securities to the date payment of such amount has been made or duly provided for.

          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of ML&Co. and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by ML&Co. and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding, as defined in the Indenture, of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, to waive compliance by ML&Co. with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any

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Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

          No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of ML&Co., which is absolute and unconditional, to pay accrued interest due and the Redemption Amount with respect to this Security and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency, herein prescribed.

          As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this Security may be registered on the Security Register of ML&Co., upon surrender of this Security for registration of transfer at the office or agency of ML&Co. in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to ML&Co. duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

          The Securities are issuable only in registered form without coupons in denominations of $10 and integral multiples thereof. As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the Securities are exchangeable for a like aggregate principal amount of Securities in authorized denominations, as requested by the Holder surrendering the same. If (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by ML&Co. within 60 days, (y) ML&Co. executes and delivers to the Trustee a Company Order to the effect that this Security shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Securities, this Security shall be exchangeable for Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive Securities shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Securities are so delivered, ML&Co. may make such changes to the form of this Security as are necessary or appropriate to allow for the issuance of such definitive Securities.

          No service charge shall be made for any such registration of transfer or exchange, but ML&Co. may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

          Prior to due presentment of this Security for registration of transfer, ML&Co., the Trustee and any agent of ML&Co. or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither ML&Co., the Trustee nor any such agent shall be affected by notice to the contrary.

          All terms used in this Security which are defined in the Indenture but not in this Security shall have the meanings assigned to them in the Indenture.

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          Unless the certificate of authentication hereon has been executed by
The Chase Manhattan Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, ML&Co. has caused this instrument to be duly executed under its corporate seal.

Dated: February 22, 1999

CERTIFICATE OF AUTHENTICATION                          Merrill Lynch & Co., Inc.
This is one of the Securities
of the series designated        [Copy of Seal]
therein referred to in the
within-mentioned Indenture.

The Chase Manhattan Bank, as Trustee                   By:
                                               Treasurer

By:                                          Attest:
     Authorized Officer                        Secretary

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